Exhibit 4.33

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on July 19, 2019 in Beijing, the People’s Republic of China (“China” or the “PRC”).

Party A:                                                Beijing Dasheng Online Technology Co., Ltd.1

Address:                                                 No.1 South Wing of Floor 6, DASCOM Building, No. 9 Shangdi East Road, Haidian District, Beijing

Party B:                                                Shenzhen Dasheng Zhiyun Technology Co., Ltd.2

Address:                                                 301-A-M015, Floor 4, Manjinghuayiluan building, No. 230, Xixiang avenue, Longteng community, Xixiang street, Baoan District, Shenzhen

Each of Party A and Party B shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas,

1.                                      Party A is a wholly foreign owned enterprise established in China, and has the necessary resources to provide technical and consulting services;

2.                                      Party B is a company established in China with exclusively domestic capital, mainly engaging in Development and sales of artificial intelligence education software; Development and sales of online education software; R&D and sales of multimedia technology; Development and sales of visual system and voice recognition system; R&D and sales of multimedia cloud service system and data storage system; Development and sales of artificial intelligence system related software and chip solutions; Data processing technology research and development and sales, technical consulting services. The businesses conducted by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”;

3.                                      Party A is willing to provide Party B with technical support, consulting services and other services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1                                           For identification purpose only.

2                                           For identification purpose only.

1.                                      Services Provided by Party A

1.1                               Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with comprehensive technical support, consulting services and other services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, including but not limited to the follows:

(1)                                 Licensing Party B to use any software legally owned by Party A;

(2)                                 Development, maintenance and update of software involved in Party B’s business;

(3)                                 Design, installation, daily management, maintenance and updating of network system, hardware and database design;

(4)                                 Technical support and training for employees of Party B;

(5)                                 Assisting Party B in consultancy, collection and research of technology and market information (excluding market research business that foreign-invested enterprises are prohibited from conducting under PRC law);

(6)                                 Providing business management consultation for Party B;

(7)                                 Providing marketing and promotion services for Party B;

(8)                                 Providing customer order management and customer services for Party B;

(9)                                 Leasing, assignment or disposal of equipments or properties; and

(10)                          Other services requested by Party B from time to time to the extent permitted under PRC law.

1.2                               Party B agrees to accept all the services provided by Party A.  Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement.  Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the services under this Agreement.

1.3                               Service Providing Methodology

1.3.1                     Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific services.

1.3.2                     To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into equipment or property leases with Party A or any other party designated by Party A which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.3.3                     Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s sole discretion, any or all of the assets and business of Party B, to the extent permitted under PRC law, at the lowest purchase price permitted by PRC law.  The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets. To the extent permitted under applicable PRC laws, Party B shall donate the balance of the purchase price received from Party A, after deducting/ withholding the relevant taxes (if any) pursuant to applicable laws, to Party A or the designee(s) of Party A for free within ten (10) days after Party B receives the purchase price and pays/ withholds the relevant taxes (if any).

1.4                               To ensure that Party B meets the requirement of cash flow in daily operation and/or to offset any losses incurred in the process of its operation, Party A may provide Party B with financial support (only to the extent and in a manner permitted by PRC laws).  Party A may provide Party B with financial support by way of bank entrusted loans or loans, and enter into separate agreements where necessary.

1.5                               Party A shall have the right to examine the accounts of Party B periodically and from time to time. Party B shall keep its accounts accurately in due course, and provide them to Party B upon its request.  To the extent permitted by applicable laws, Party B agrees to cooperate Party A and Party A’s (direct and indirect) shareholder(s) to conduct audit (including auditing the related party transactions and other audit), deliver the information and materials in relation to the operations, business, clients, finance, staff and others of Party B and Party B’s subsidiaries to Party A, its shareholder(s) and/or auditors, and allow Party A’s shareholder(s) to disclose such information and materials to comply with the regulatory requirements for public listing of Party A’s shareholder(s).  The Parties agree that, within the term of this Agreement, Party A is entitled to consolidate the financial results of Party A as a wholly owned affiliate of Party B in accordance with the applicable accounting principles. However, Party A shall not be held legally responsible for Party B’s debt or other obligations and risks.

1.6                               Party A has the right to conduct business activities related to provision of services on behalf of Party B, and Party B shall offer all necessary support and convenience for Party A to conduct such business activities smoothly, including without limitation, issuing power of attorney to Party A necessary for the provision of services.

1.7                               Upon the request of Party A, Party B shall deliver the licenses and company seals related to Party B’ daily operation, including the business license, common seal, contract seal, financial seal and the chop of legal representative, to the financial department of Party A for custody. Party B covenants that it will use such licenses and company seals only when obtaining Party A’s consent and complying with Party A’s internal authorized guidance.

1.8                               The Parties agree that the services provided to Party B by Party A are also applicable to the subsidiaries controlled by Party B, and Party B shall procure the subsidiaries controlled by it to exercise the rights and perform the obligations in accordance with this Agreement.

2.                                      The Calculation and Payment of the Service Fees

2.1                               The fees payable by Party B to Party A during the term of this Agreement shall be calculated as follows:

2.1.1                     Party B shall pay service fee to Party A in each year.  Under this Agreement, the service fee shall consist of 100% of the total consolidated profit of Party B, after the deduction of any accumulated deficit of Party B and its affiliated entities in respect of the preceding financial year(s), operating costs, expenses, taxes and other statutory contributions and reasonable operation profit as determined in accordance with the principle of tax law and tax practice in the PRC.

2.1.2                     If Party A transfers technology to Party B or develops software or other technology as entrusted by Party B or leases equipments or properties to Party B, the technology transfer price, development fees or rent shall be determined by the Parties based on the actual situations.

2.1.3                     Except the service fees, Party B shall reimburse all reasonable costs, reimbursed payments and out-of-pocket expenses, paid or incurred by Party A in connection with the conduct of its performance and provision of services.

2.1.4                     Each Party shall bear the taxes related to its execution and performance of this Agreement. Upon the request of Party A, Party B shall endeavor to assist Party A to enjoy the exemption of value added taxes for all or party of the service fee revenue.

2.1.5                     Party B hereby acknowledges and agrees that, without the prior written consent of Party A or its designated persons, Party B shall not conduct or procure any operation or transaction which may materially affect the property, business, employment, obligation, right or operation of Party B, and shall not conduct or procure any operation or transaction which may materially affect the capacity for obligation performance of Party B under this Agreement.

3.                                      Intellectual Property Rights and Confidentiality Clauses

3.1                               Party A shall have exclusive and proprietary ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others, and shall be entitled to make use of such rights for free.

3.2                               To fulfill Party B’s business needs, Party A agrees that part of intellectual properties designated by Party A may be registered by Party B under the name of Party B.  However, upon request of Party A, Party B shall transfer the aforementioned intellectual properties registered under the name of Party B to Party A for free or at the lowest price permitted by the law, and Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.  Party B unconditionally and irrevocably authorizes Party A to make use of any intellectual properties registered under the name of Party B for free.

3.3                               The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information.  Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

4.                                      Representations, Warranties and Covenants

4.1                               Party A hereby represents, warrants and covenants as follows:

4.1.1                     Party A is a limited liability company legally established and validly existing in accordance with PRC laws; Party A or the service providers designated by Party A will obtain all government permits and licenses for providing the service under this Agreement before providing such services.

4.1.2                     Party A has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement.  Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.1.3                     This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.2                               Party B hereby represents, warrants and covenants as follows:

4.2.1                     Party B is a company legally established and validly existing in accordance with PRC laws and has obtained and will maintain all permits and licenses for engaging in the Principal Business in a timely manner.

4.2.2                     Party B has taken all necessary corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement.    Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation.

4.2.3                     This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it in accordance with its terms.

4.2.4                     There are no pending or, to the knowledge of Party B, threatened litigation, arbitration or other judicial or administrative proceedings that would affect Party B’s performance of its obligations under this Agreement.

4.2.5                     Party B shall pay the full amount of the service fees to Party A timely in accordance with this Agreement.

5.                                      Effectiveness and Term of Agreement

5.1                               This Agreement shall become effective upon execution by the Parties.  Unless terminated in accordance with the provisions of this Agreement or terminated in writing by Party A, this Agreement shall remain effective.

5.2                               During the term of this Agreement, each Party shall renew its operation term prior to the expiration thereof and exercise best endeavors to obtain the approval of relevant competent authorities so as to enable this Agreement to remain effective.  This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for renewal of its operation term is not approved or consented by relevant government authorities.

5.3                               The rights and obligations of the Parties under Sections 3, 6, 7 and this Section 5.3 shall survive the termination of this Agreement.

6.                                      Governing Law and Resolution of Disputes

6.1                               The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

6.2                               In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  In the event the Parties fail to reach an agreement on the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission, in accordance with its arbitration rules and procedures in effect at the time.  The arbitration shall be conducted in Beijing.  The arbitration award shall be final and binding on both Parties.

6.3                               To the extent permitted by PRC laws and where appropriate, the arbitration tribunal may award any remedies, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the equity interest or assets of Party B and awards ordering the winding up of Party B.  To the extent permitted by PRC laws, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek and the Court with competent authority shall have power to grant, preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration.  Without violating the applicable governing laws, the Parties agree that the courts of Hong Kong, Cayman Islands, China, United States of America and the place where the principal assets of Party B are located shall all be deemed to have competent jurisdiction.

6.4                               Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.                                      Breach of Agreement and Indemnification

7.1                               If Party B conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B to indemnify all damages; this Section 7.1 shall not prejudice any other rights of Party A herein.

7.2                               Unless otherwise required by applicable laws, Party B shall not have any right to terminate this Agreement unilaterally in any event.

7.3                               Party B shall indemnify and hold Party A harmless from any losses, damages, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, damages, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

8.                                      Force Majeure

8.1                               In the case of any force majeure events (“Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of either Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

8.2                               If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder.  The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured.  Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3                               In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

9.                                      Notices

9.1                               All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1                     Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

9.1.2                     Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2                               For the purpose of notices, the addresses of the Parties are as follows:

Party A:                                                   Beijing Dasheng Online Technology Co., Ltd.

Address:                                                 No.1 South Wing of Floor 6, DASCOM Building, No. 9 Shangdi East Road, Haidian District, Beijing

Attn:                                                                    Jiajia HUANG

Email:                                                            ***

Party B:                                                   Shenzhen Dasheng Zhiyun Technology Co., Ltd.

Address:                                                 301-A-M015, Floor 4, Manjinghuayiluan building, No. 230, Xixiang avenue, Longteng community, Xixiang street, Baoan District, Shenzhen

Attn:                                                                    Jing CHEN

Email:                                                            ***

9.3                               Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.                               Assignment

10.1                        Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2                        Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Party A is only required to give written notice to Party B and does not need any consent from Party B for such assignment.

11.                               Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect.  The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.                               Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing.  The amendment agreements and supplementary agreements that have been signed by the Parties and relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.                               Entire Agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

14.                               Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties.  No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

15.                               Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy.  In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A:                        Beijing Dasheng Online Technology Co., Ltd. (seal)

[Company seal is affixed]

By:	/s/ Jiajia HUANG
Name:	Jiajia HUANG
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party B:                        Shenzhen Dasheng Zhiyun Technology Co., Ltd. (seal)

[Company seal is affixed]

By:	/s/ Jing CHEN
Name:	Jing CHEN
Title:	Legal Representative